ANNALY MORTGAGE MANAGEMENT, INC.

      ARTICLES SUPPLEMENTARY CLASSIFYING AN ADDITIONAL 2,750,000 SHARES OF
              7.875% SERIES A CUMULATIVE REDEEMABLE PREFERRED STOCK

         Annaly Mortgage Management, Inc., a Maryland corporation (the "COMPANY"), hereby certifies to the State Department of Assessments and Taxation of Maryland (the "SDAT") that:

         FIRST: On March 25, 2004, the Board of Directors of the Company (the "BOARD") adopted resolutions authorizing the creation of a new class of capital stock classified as 7.875% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share (the "SERIES A PREFERRED STOCK"), with the preferences, voting powers, restrictions, limitations as to dividends, qualifications, terms and conditions of redemption, specifications and other rights as set forth in the Articles Supplementary of the Company (the "APRIL 1, 2004 ARTICLES SUPPLEMENTARY") filed with the SDAT on April 1, 2004. The Company currently has 4,250,000 shares of Series A Preferred Stock (the "INITIAL SERIES A PREFERRED SHARES") outstanding.

         SECOND: Pursuant to the authority expressly vested in the Board by
Article VI of the charter (the "CHARTER") of the Company and Section 2-105 of the Maryland General Corporation Law, on October 13, 2004 the Board adopted resolutions reclassifying 2,750,000 authorized but unissued shares of Common Stock of the Company into 2,750,000 additional shares of 7.875% Series A Cumulative Redeemable Preferred Stock (the "ADDITIONAL SERIES A PREFERRED SHARES"). The Additional Series A Preferred Shares shall have the same preferences, voting powers, restrictions, limitations as to dividends, qualifications, terms and conditions of redemption, specifications and other rights of the Initial Series A Preferred Shares, which are set forth in the April 1, 2004 Articles Supplementary. The Additional Series A Preferred Shares and the Initial Series A Preferred Shares shall be one and the same series of preferred stock of the Company, such series of preferred stock of the Company being referred to as the "Series A Preferred Stock" in the April 1, 2004 Articles Supplementary.

         THIRD: The Additional Series A Preferred Shares have been reclassified by the Board under the authority contained in the Charter.

         FOURTH: These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

         FIFTH: These Articles Supplementary shall be effective at the time the SDAT accepts these Articles Supplementary for record.

         SIXTH: Pursuant to a resolution of the Board, these Articles Supplementary shall be attested to by the Chief Financial Officer of the Company.

         SEVENTH: The undersigned Vice Chairman of the Board of the Company acknowledges these Articles Supplementary to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the undersigned Vice Chairman of the Board acknowledges that, to the best of her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

                            [SIGNATURE PAGE FOLLOWS]


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         IN WITNESS WHEREOF, the Company has caused these Articles Supplementary to be signed in its name and on its behalf by its Vice Chairman and attested to by its Chief Financial Officer on this 15th day of October, 2004.

ATTEST:                                    ANNALY MORTGAGE MANAGEMENT, INC.


                                                                          (SEAL)

By: /s/ Kathryn Fagan                      By: /s/ Wellington J. Denahan-Norris
      -------------------------------      -----------------------------------
      Name:  Kathryn Fagan                 Name:  Wellington J. Denahan-Norris
      Title: Chief Financial Officer       Title: Vice Chairman